Exhibit 99.1

Authentidate Holding Corp. Reports Fiscal 2013 First Quarter Results

BERKELEY HEIGHTS, NJ - November 14, 2012 - Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the fiscal 2013 first quarter ended September 30, 2012.

Selected highlights for the first quarter include:

•	Increased revenues for the quarter compared to the same period in the prior year for both our telehealth products and services and our hosted software services.

•

Completed the required test-in phase with the U.S. Department of Veterans Affairs (VA) for our Electronic House Call™ (EHC) telehealth solution and the VA approved the use of our EHC products and services by VA facilities throughout the country in their national Care Coordination Home Telehealth program.

•	Announced that CentraState Healthcare System had selected the Inscrybe® Hospital Discharge solution to automate and streamline its patient discharge processes.

•

Completed a $3.3 million secured loan financing in September 2012 with certain accredited investors, including certain directors, officers and significant shareholders of the company, and extended the maturity date of our existing secured notes so they mature at the end of October 2013 along with the new notes.

Following the end of the first quarter, the company announced that the VA had completed the required test-in phase for our Interactive Voice Response (IVR) vital signs monitoring solution for use with the VA’s weight management protocol (TeleMOVE) and had given its approval for VA facilities throughout the country to order and use the IVR solution for TeleMOVE patients. VA facilities can use the IVR solution on a stand-alone basis or in combination with the EHC device to help monitor patients that require a flexible, mobile solution to manage their weight according to VA TeleMOVE care program guidelines. The IVR solution uses the same web service as the EHC solution and provides VA Clinicians with an additional way to remotely monitor their mobile patients and enhance patient care in their national Care Coordination Home Telehealth program. Other Disease Management Protocols for the IVR solution are currently being pilot tested and should be approved for national deployment in the near future.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “We are off to a good start in fiscal 2013 with all of our core products and services. Since the beginning of the fiscal year, the VA has granted approvals for national deployment for both our EHC and IVR telehealth solutions and we have made progress with new and existing customers for our hospital discharge and referral management solutions. During the quarter we also made several enhancements to our telehealth products and services to lower costs and better position the company for growth and profitability. As healthcare providers embrace information technology to control costs, coordinate patient care and comply with regulatory reforms, we are seeing an increasing interest in all of our products and services. Our ability to combine two or more of our solutions to meet customer needs to coordinate cost-effective post-acute care for patients differentiates our offerings and positions us well to help healthcare organizations meet emerging market needs. During fiscal 2013 we plan to focus primarily on ramping up the number of EHC and IVR products and services we provide to the VA, adding new customers and partner relationships for our hospital discharge solution and increasing the utilization of our referral management services by our existing customers. We also plan to actively pursue opportunities to provide our telehealth solutions to our existing commercial customer base as well as other private sector telehealth opportunities as this market develops. We believe we have a significant opportunity to grow our revenues during fiscal 2013 and beyond as we move to the growth stage of our telehealth project with the VA and we pursue private sector opportunities for growth from our telehealth, hospital discharge and referral management products and services.”

Mr. Benjamin concluded, “Although economic conditions remain challenging, we believe we are very well positioned for growth and profitability as healthcare organizations look for ways to address market trends and regulatory reforms. Our revenues are moving in the right direction and we believe the pace of our revenue growth will improve significantly as we execute on our growth plans for our VA telehealth project and our other products and services. We appreciate the support of the investors in our recent secured loan transactions as the proceeds and the extension of the maturity date on our existing notes will help support our growth plans. We believe we have a significant opportunity ahead of us and we are excited about the future for our company. We will update our shareholders as opportunities in our market develop.”

Revenues for the quarter ended September 30, 2012 were approximately $921,000 compared to $751,000 for the prior year period. These results reflect an increase in revenues from both our telehealth products and services and our hosted software services. Revenues for the first quarter decreased slightly compared to the fourth quarter of fiscal 2012 due primarily to the timing of telehealth product shipments.

Net loss for the quarter ended September 30, 2012 was $2,515,000, or $0.11 per share, compared to $1,915,000, or $0.09 per share, for the prior year period. The increase in net loss for the quarter is due primarily to the non-cash amortization of the debt discount on the company’s senior secured notes payable and higher selling, support and stock compensation expenses.

At September 30, 2012, cash, cash equivalents and marketable securities amounted to approximately $3,652,000 and the company had working capital of approximately $6,347,000.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

- Tables to Follow -

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	September 30, 2012 (Unaudited)	June 30, 2012

Assets
Current Assets
Cash and cash equivalents	$3,442	$2,036
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	647	645
Inventory	4,045	4,016
Prepaid expenses and other current assets	1,368	1,286

Total current assets	9,968	8,449
Property and equipment, net	917	917
Other assets
Software development costs, net	129	171
Licenses, net	2,137	2,196
Other assets	1,110	1,128

Total assets	$14,261	$12,861

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,495	$3,547
Deferred revenue	126	100

Total current liabilities	3,621	3,647
Senior secured notes, net of unamortized discount	3,820	2,866
Long-term deferred revenue	276	281

Total liabilities	7,717	6,794

Commitments and contingencies
Redeemable preferred stock	3,354	3,254
Shareholders’ equity
Common stock, $.001 par value; 100,000 shares authorized, 27,026 and 26,999 issued and outstanding on September 30, and June 30, 2012, respectively	27	27
Additional paid-in capital	182,900	179,890
Accumulated deficit	(179,737)	(177,104)

Total shareholders’ equity	3,190	2,813

Total liabilities, redeemable preferred stock and shareholders’ equity	$14,261	$12,861

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended
	September 30,
(in thousands, except per share data)	2012	2011

Revenues
Hosted software services	$667	$637
Telehealth products and services	254	114

Total revenues	921	751
Operating expenses
Cost of revenues	700	548
Selling, general and administrative	1,736	1,693
Product development	248	208
Depreciation and amortization	204	217

Total operating expenses	2,888	2,666

Operating loss	(1,967)	(1,915)
Other (expense) income, net	(548)	—

Net loss	$(2,515)	$(1,915)

Basic and diluted loss per common share	$(0.11)	$(0.09)

Comprehensive operations
Net loss	$(2,515)	$(1,915)

Comprehensive loss	$(2,515)	$(1,915)

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